FAUQUIER BANKSHARES, INC.

FORM OF

RESTRICTED STOCK GRANT AGREEMENT
FOR NON-EMPLOYEE DIRECTOR

Granted

This Restricted Stock Grant Agreement is entered as of pursuant to the Fauquier Bankshares, Inc. Omnibus Stock Ownership and Long Term Incentive Plan (the “Plan”) and evidences the grant of Restricted Stock (as defined in the Plan), and the terms, conditions and restrictions pertaining thereto, to (the “Holder”) as provided herein.

WHEREAS, Fauquier Bankshares, Inc. (the “Corporation”) maintains the Plan under which the Committee (as defined in the Plan) may, among other things, grant shares of Common Stock (as defined in the Plan) to such non-employee directors of the Corporation as the Committee may determine, subject to such terms, conditions and restrictions as it may deem appropriate and as are not inconsistent with the terms and limitations of the Plan; and

WHEREAS, pursuant to the Plan, the Committee has made a grant of Restricted Stock (the Grant”) to the Holder, who is a Non-Employee Director (as defined in the Plan), conditioned upon the execution by the Corporation and the Holder of a Restricted Stock Grant Agreement setting forth all the terms and conditions applicable to this Grant;

NOW THEREFORE, in consideration of the benefits which the Corporation expects to be derived from the services rendered to it by the Holder and of the covenants contained herein, the parties hereby agree as follows:

1. Grant of Shares. Under the terms of the Plan, the Committee has made to the Holder a Grant of Restricted Stock on (“Grant Date”), covering shares of the Corporation’s Common Stock (the “Restricted Shares”) subject to the terms, conditions, and restrictions set forth in this Agreement. No dollar amount need be paid by the Holder to the Corporation as consideration for the purchase of the Restricted Shares, other than in connection with any Tax Withholding Liability (as defined in the Plan). This Grant is made pursuant to the Plan and is subject to the terms thereof.

2. Period of Restriction.

(a)	Subject to earlier vesting or forfeiture as hereinafter provided, the period of restriction (the “Period of Restriction”) applicable to the Restricted Shares is as follows: «vesting period»

(b)	Notwithstanding any other provision of this Agreement to the contrary, in the event a Change in Control Transaction (as defined in the Plan) occurs after the Grant Date, any remaining restrictions applicable to any of the Restricted Shares shall automatically terminate and any unforfeited Restricted Shares at such time shall be free of restrictions and freely transferable.

(c)	Except as contemplated in Paragraph 2(b) or 6, the Restricted Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution, during the Period of Restriction. Except as otherwise provided pursuant to Paragraph 2(b) or 6, the applicable portion of the Restricted Shares shall become free of restrictions and freely transferable by the Holder after the last day of its Period of Restriction.

3. Stock Certificates. The stock certificate(s) for the Restricted Shares shall be registered on the Corporation’s stock transfer books in the name of the Holder. Physical possession of the stock certificate(s) shall be retained by the Corporation until such time as the Period of Restriction lapses. The Committee may at any time require the Holder to provide it with a stock power or powers executed in blank by the Holder and, if requested, the Holder’s spouse for the Restricted Shares to facilitate the enforcement of the restrictions hereby imposed on the Restricted Shares; and failure to timely provide such stock power(s) shall cause any unforfeited Restricted Shares at such time to be forfeited to the Corporation. The certificate(s) evidencing this Grant shall bear the following legend:

The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Fauquier Bankshares, Inc. Omnibus Stock Ownership and Long Term Incentive Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in an Agreement dated . A copy of the Plan, such rules and procedures, and such Restricted Stock Grant Agreement may be obtained from the Secretary of Fauquier Bankshares, Inc.

4. Voting Rights. During the Period of Restriction, the Holder may exercise full voting rights with respect to the Restricted Shares.

5. Dividends and Other Distributions. During the Period of Restriction, the Holder shall be entitled to receive currently all dividends and other distributions paid with respect to this Grant (other than dividends or distributions paid in shares of the Corporation’s Common Stock). If any such dividends or distributions are paid in shares of the Corporation’s Common Stock, such shares shall be registered in the name of the Holder and deposited with the Corporation as provided in Paragraph 3 and such shares shall be subject to the same restrictions on transferability as the Restricted Shares with respect to which they were paid.

6. Termination of Service.

(a)	If the Holder’s service with the Corporation is terminated due to the Holder’s death or Disability (defined as permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code), any remaining Period of Restriction applicable to the Restricted Shares shall automatically terminate and any unforfeited Restricted Shares at such time shall be free of restrictions and freely transferable.

(b)	If the Holder’s service with the Corporation is terminated due to the Holder’s Retirement (defined as any voluntary retirement after reaching age 65 or any mandatory retirement) from service with the Corporation during the Period of Restriction, any remaining Period of Restriction applicable to the Restricted Shares shall automatically terminate and any unforfeited Restricted Shares at such time shall be free of restrictions and freely transferable.

(c)	If the Holder’s service with the Corporation is terminated for any reason other than those set forth in Paragraphs 6(a) and (b) above during the Period of Restriction, any Restricted Shares still subject to restrictions at the date of such termination shall be automatically forfeited to the Corporation.

7. Withholding Taxes. The Corporation shall have the right to retain and withhold the amount of Tax Withholding Liability with respect to the Restricted Shares. At its discretion, the Committee may require the Holder to reimburse the Corporation for any such Tax Withholding Liability and to withhold any distribution in whole or in part until the Corporation is so reimbursed. In lieu thereof, the Corporation shall have the right to withhold from any other cash amounts due to or to become due from the Corporation to the Holder an amount equal to such Tax Withholding Liability to reimburse the Corporation for any such taxes or to retain and withhold a number of shares having a market value not less than the amount of such taxes and cancel any such shares so withheld in order to reimburse the Corporation for any such taxes. The Holder is authorized to deliver shares of the Corporation’s Common Stock in satisfaction of minimum statutorily required tax withholding obligations (whether or not such shares have been held for more than six months and including shares acquired pursuant to this Grant if the Period of Restriction therefore has lapsed).

8. Administration of Plan. The Plan is administered by a Committee appointed by the Corporation’s Board of Directors. The Committee has the authority provided to it in the Plan.

9. Notices. Any notice to the Corporation required under or relating to this Agreement shall be in writing and addressed to:

Fauquier Bankshares, Inc.
10 Courthouse Square
Warrenton, Virginia 20186
Attention: Secretary

Any notice to the Holder required under or relating to this Agreement shall be in writing and addressed to the Holder at his address as it appears on the records of the Corporation.

To evidence their agreement to the terms, conditions and restrictions hereof, the Corporation and the Holder have signed this Agreement as of the date first above written.

HOLDER	FAUQUIER BANKSHARES, INC.
By:

Its: